Exhibit 2.1

ACQUISITION AGREEMENT

ACQUISITION AGREEMENT(“Agreement”) among AEDAN FINANCIAL CORP., a Delaware corporation (“AFC”), AEDAN, INC., a private limited liability company organized under the laws of the Delaware (“AI”) and the persons listed in Exhibit A hereof (collectively the “Shareholders”), being the owners of record of all of the issued and outstanding capital stock of AI.

Whereas, AFC wishes to acquire and the Shareholders wish to transfer all of the issued and outstanding capital stock of AI in a transaction intended to qualify as a reorganization within the meaning of §368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

Now, therefore, AFC, AI, and the Shareholders adopt this plan of reorganization and agree as follows:

1. Exchange of Stock and Other Consideration

1.1 Exchange of Stock and Other Consideration. The Shareholders agree to transfer to AFC at the Closing (defined below) the number of shares of common stock of AI shown opposite their names in Exhibit A, constituting 100% of the issued and outstanding capital stock of AI, $1.00 par value per share, in exchange for an aggregate of 33,900,000 shares of common stock of AFC, $.0001 par value per share, to be issued in accordance with the schedule set forth in Exhibit A.

1.2 Exchange of Certificates. Each holder of an outstanding certificate or certificates theretofore representing shares of AI capital stock shall surrender such certificate(s) for cancellation to AFC, and shall receive in exchange a certificate or certificates representing the number of full shares of AFC common stock into which the shares of AI capital stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of AI capital stock by the Shareholders shall be effected by the delivery to AFC at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank, or as otherwise agreed by the parties.

1.3 Fractional Shares. Fractional shares of AFC common stock shall not be issued, but in lieu thereof AFC shall round up fractional shares to the next highest whole number.

1.4 Further Assurances. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as AFC may request in order more effectively to sell, transfer, and assign the transferred stock to AFC and to confirm AFC’s title thereto.

1.5 Securities Outstanding After Closing. Immediately following the Closing, there will be 39,480,000 shares of AFC issued and outstanding.

1.6 Acquired Assets. At the Closing, AFC shall be the beneficial owner (by virtue of its ownership of 100% of the issued and outstanding capital stock of AI) of all of the assets, properties, business, goodwill, rights, titles and interests of every kind or nature owned, leased, licensed or otherwise held by either AI (including indirect and other forms of beneficial ownership) or used in the business of AI, whether tangible, intangible, real, personal or mixed and wherever located, including (without limitation) AI’s right, title and interest in, to and under all of the following (collectively, the “Acquired Assets”):

(i)	all tangible personal property, including all machinery, equipment, tools, spare parts, furniture, fixtures, vehicles, accessories, office materials, packaging and shipping materials, office equipment, computers, telephones, facsimile machines, file cabinets, artwork and drawings and other tangible personal property, together with any express or implied warranty by the manufacturers or sellers of such tangible personal property or any component part thereof (to the extent transferable);

(ii)	all inventory and supplies, including finished goods, work in process and raw materials used or held for use by AI;

(iii)	all accounts receivable, notes receivable and other amounts receivable from third parties, including customers and employees, and all correspondence with respect thereto;

(iv)	all rights existing under all contracts to which AI is a party;

(v)	all claims, deposits, prepayments, prepaid expenses, warranties, guarantees, refunds, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (including rights to insurance proceeds);

(vi)	the intellectual property of AI, including any trademarks or company names used by AI;

(vii)	the business of AI as currently, or contemplated to be, conducted as a going concern and all of the goodwill associated therewith;

(viii)	all permits related to the business of AI held by AI;

(ix)	all insurance, warranty and condemnation net proceeds received after the Closing Date with respect to damage, non-conformance of or loss to the Purchased Assets;

(x)	all books and records, including ledgers, correspondence, lists, studies and reports and other printed or written materials, including, without limitation, all lists and records pertaining to customers, personnel, agents, suppliers, distributors and pricing, purchase and sale records, quality control records, research and development files, files and data, company manuals and other business related documents and materials, whether written, electronic or otherwise, all telephone and facsimile numbers and internet access (including email) accounts, and all information relating to taxes;

(xi)	all bank accounts of AI;

(xii)	all servers and e-mails; and

(xiii)	all other assets of any kind or nature of AI.

2. Exchange of Other Securities.

2.1 Securities Exchanged. All outstanding warrants, options, stock rights and all other securities of AI owned by the Shareholders shall be exchanged and adjusted, subject to the terms contained in such warrants, options, stock rights or other securities, for similar securities of AFC.

2.2 Ratio of Exchange. The securities of AI owned by the Shareholders, and the relative securities of AFC for which they will be exchanged, are set out opposite their names in Exhibit A.

3. Closing. The transfers and deliveries to be made pursuant to this Agreement (the “Closing”) shall be made by and take place at the offices of the Shareholders’ Representative or location designated by the parties without requiring the meeting of the parties hereof. Notwithstanding anything herein to the contrary, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4. Unexchanged Certificates. Until surrendered, each outstanding certificate that prior to the Closing represented AI capital stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of AFC common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of AI capital stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

5. Representations and Warranties of AI

AI represents and warrants as follows:

5.1 Corporate Status. AI is a company duly organized, validly existing, and in good standing under the laws of the Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

5.2 Capitalization. There are 25,000 shares of AI common stock issued and outstanding, all fully paid and nonassessable. There are no other shares of capital stock issued or authorized.

5.3 Subsidiaries. AI has no subsidiaries.

5.4 Financial Statements. The audited financial statements for the year ended December 31, 2017 and such other period as acceptable to AFC (“AI’s Financial Statements”) furnished to AFC are correct and fairly present the financial condition of AI as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

5.5 Undisclosed Liabilities. AI had no liabilities of any nature except to the extent reflected or reserved against in AI’s Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and AI’s accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in AI’s Financial Statements.

5.6 Absence of Material Changes. Between the date of AI’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of AI and delivered to AFC, (1) any changes in AI’s financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to AI’s property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of AI’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

5.7 Litigation. There is no litigation or proceeding pending, or to AI’s knowledge threatened, against or relating to AI, its properties or business, except as set forth in a list certified by the president of AI and delivered to AFC.

5.8 Contracts. AI is not a party to any material contracts other than those disclosed to AFC.

5.9 No Violation. Execution of this Agreement and performance by AI hereunder has been duly authorized by all requisite corporate action on the part of AI, and this Agreement constitutes a valid and binding obligation of AI, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of AI is subject or by which AI is bound.

5.10 Title to Property. AI has good and marketable title to all properties and assets, real and personal, reflected in AI’s Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and AI’s properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists except as disclosed to AFC.

5.11 Corporate Authority. AI has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder. Further, AI has obtained all permissions, consents and forbearances, in writing, required to transfer good and marketable title to all properties and assets, real and personal, reflected in AI’s Financial Statements

5.12 Access to Records. From the date of this Agreement to the Closing, AI will (1) give to AFC and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that AFC may inspect and audit them and (2) furnish such information concerning AI’s properties and affairs as AFC may reasonably request.

5.13 Confidentiality. Until the Closing (and permanently if there is no Closing), AI and the Shareholders will keep confidential any information which they obtain from AFC concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, AI and the Shareholders will return to AFC all written matter with respect to AFC obtained by them in connection with the negotiation or consummation of this Agreement.

6. Representations and Warranties of the Shareholders

The Shareholders, individually and separately, represent and warrant as follows:

6.1 Title to Shares. The Shareholders, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of shares of AI capital stock which are listed in the attached schedule and which they have contracted to exchange.

6.2 Litigation. There is no litigation or proceeding pending, or to each Shareholder’s knowledge threatened, against or relating capital stock of AI held by the Shareholders.

7. Representations and Warranties of AFC

AFC represents and warrants as follows:

7.1 Corporate Status. AFC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

7.2 Capitalization. The authorized capital stock of AFC consists of 100,000,000 shares of common stock, $.0001 par value per share, of which 5,580,000 shares are issued and outstanding, all fully paid and nonassessable and no shares of non-designated preferred stock.

7.3 Subsidiaries. AFC has no subsidiaries.

7.4 Public Company. AFC filed with the Securities and Exchange Commission a registration statement on Form 10 which was declared effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to §12 thereunder

7.5 Public Filings. AFC will file all reports required to be filed by it under Section 13 of the Securities Exchange Act of 1934.

7.6 Financial Statements. The financial statements of AFC as of December 31, 2017 or such other period as acceptable to AI (“AFC’s Financial Statements”) furnished to AI are correct and fairly present the financial condition of AFC as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

7.7 Undisclosed Liabilities. AFC had no liabilities of any nature except to the extent reflected or reserved against in AFC’s Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and AFC’s accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in AFC’s Financial Statements.

7.8 Absence of Material Changes. Between the date of AFC’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of AFC and delivered to AI, (1) any changes in AFC’s financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to AFC’s property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of AFC’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

7.9 Litigation. There is no litigation or proceeding pending, or to AFC’s knowledge threatened, against or relating to AFC, its properties or business, except as set forth in a list certified by the president of AFC and delivered to AI.

7.10 Contracts. AFC is not a party to any material contract other than those in the normal course of business.

7.11 No Violation. Execution of this Agreement and performance by AFC hereunder has been duly authorized by all requisite corporate action on the part of AFC, and this Agreement constitutes a valid and binding obligation of AFC, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of AFC is Subject or by which AFC is bound.

7.12 Title to Property. AFC has good and marketable title to all properties and assets, real and personal, reflected in AFC’s Financial Statements, except as sold or otherwise disposed of in the ordinary course of business, and AFC’s properties and assets are Subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

7.13  Corporate Authority. AFC has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

7.14 Confidentiality. Until the Closing (and permanently if there is no Closing), AFC and its representatives will keep confidential any information which they obtain from AI concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, AFC will return to AI all written matter with respect to AFC obtained by it in connection with the negotiation or consummation of this Agreement.

7.15 Investment Intent. AFC is acquiring the AI capital stock to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and AFC has no commitment or present intention to liquidate AI or to sell or otherwise dispose of its securities.

8. Conduct Pending the Closing

AFC, AI and the Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

8.1 No change will be made in the charter documents, by-laws, or other corporate documents of AFC or AI.

8.2 The Agreement shall be submitted for Shareholder approval if required by law, the bylaws, corporate charter documentation or otherwise and the Board of Directors will use its best efforts to obtain the requisite Shareholder approval.

8.3 AFC and AI will use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.4 None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the AI capital stock owned by them.

9. Conditions Precedent to Obligation of AI and the Shareholders

AI’s and the Shareholders’ obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by AI or the Shareholders as appropriate:

9.1 AFC’s Representations and Warranties. The representations and warranties of AFC set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2 AFC’s Covenants. AFC shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

9.3 Board of Director Approval. This Agreement shall have been approved by the Board of Directors of AFC.

9.4 Supporting Documents of AFC. AFC shall have delivered to AI and the Shareholders supporting documents in form and substance reasonably satisfactory to AI and the Shareholders, to the effect that:

(a)	AFC is a corporation duly organized, validly existing, and in good standing;

(b)	AFC’s authorized capital stock is as set forth herein;

(c)	Certified copies of the resolutions of the board of directors of AFC authorizing the execution of this Agreement and the consummation hereof;

(d)	Secretary’s certificate of incumbency of the officers and directors of AFC;

(e)	AFC’s Financial Statements; and

(f)	Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10. Conditions Precedent to Obligation of AFC

AFC’s obligation to consummate this business combination shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by AFC:

10.1 AI’s and the Shareholders’ Representations and Warranties. The representations and warranties of AI and the Shareholders set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.2 AI’s and the Shareholders’ Covenants. AI and the Shareholders shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.3 Directors’ Approval. This Agreement shall have been approved by the Board of Directors of AI.

10.4 Shareholder Execution. This Agreement shall have been executed by the required number of Shareholders of AI.

10.5 Supporting Documents of AI. AI shall have delivered to AFC supporting documents in form and substance reasonably satisfactory to AFC to the effect that:

(a)	AI is a company duly organized, validly existing, and in good standing;

(b)	AI’s capital stock is as set forth herein;

(c)	Copies of the resolutions of the board of directors of AI authorizing the execution of this Agreement and the consummation hereof;

(d)	Secretary’s certificate of incumbency of the officers and directors of AI;

(e)	AI’s Financial Statements; and

(f)	Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

11. Indemnification

11.1 Indemnification of AFC. AI and the Shareholders severally (and not jointly) agree to indemnify AFC against any loss, damage, or expense (including reasonable attorney fees) suffered by AFC from (1) any breach by AI or the Shareholders of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by AI or the Shareholders herein; provided, however, that (a) AFC shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $50,000 in the aggregate and (b) AFC shall give notice of any claims hereunder within twenty-four months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by AFC to the extent of insurance proceeds paid to, or tax benefits realizable by, AFC as a result of the event giving rise to such right to indemnification.

11.2 Proportionate Liability. The liability of each Shareholder under this Section shall be in the proportion that the total number of AFC shares to be received by him bears to the total number of AFC shares to be received by all the Shareholders and shall in no event exceed 25 percent of the value of the AFC shares received by such Shareholder. With respect to Shareholders that are estates, trusts, or custodianships, the executor, trustee, or custodian is a party to this Agreement only in its fiduciary capacity and liability hereunder shall be limited to the fiduciary assets and shall not extend to the assets of the executor, trustee, or custodian.

11.3 Indemnification of AI and the Shareholders. AFC agrees to indemnify AI and the Shareholders against any loss, damage, or expense (including reasonable attorney fees) suffered by AFC or by any of the Shareholders from (1) any breach by AFC of this Agreement or (2) any inaccuracy in or breach of any of AFC’s representations, warranties, or covenants herein.

11.4 Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

12. Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either AI, the Shareholders or AFC if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either AI, the Shareholders or AFC if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing.

13. Shareholders’ Representative. The Shareholders hereby irrevocably designate and appoint Eric Fitzgerald as their agent and attorney in fact (“Shareholders’ Representative”) with full power and authority until the Closing to execute, deliver, and receive on their behalf all notices, requests, and other communications hereunder; to fix and alter on their behalf the date, time, and place of the Closing; to waive, amend, or modify any provisions of this Agreement, and to take such other action on their behalf in connection with this Agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment, or modification may be made if it would decrease the number of shares to be issued to the Shareholders hereunder or increase the extent of their obligation to indemnify AFC hereunder.

14. Survival of Representations and Warranties. The representations and warranties of AI, the Shareholders and AFC set out herein shall survive the Closing.

15. Arbitration

Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

Situs. The situs of arbitration shall be chosen by the party against whom arbitration is sought, provided only that arbitration shall be held at a place in the reasonable vicinity of such party’s place of business or primary residence and shall be within the United States. The situs of counterclaims will be the same as the situs of the original arbitration. Any disputes concerning situs will be decided by the American Arbitration Association.

Applicable Law. The law applicable to the arbitration and this agreement shall be that of the State of Delaware, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator.

Disclosure and Discovery. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the Subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

Finality and Fees. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law. Each party to the arbitration shall pay its own costs and counsel fees.

Measure of Damages. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

Covenant Not to Sue. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney’s fees to the prevailing party.

Intention. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

16. General Provisions

16.1 Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

16.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

16.3 Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

16.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to AFC, to:

Aedan Financial Corp.

1390 Market Street, Suite 200

San Francisco, California

If to AI, to:

Aedan, Inc.

1390 Market Street, Suite 200

San Francisco, California

If to the Shareholders, to

Eric Fitzgerald

1390 Market Street, Suite 200

San Francisco, California

16.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

16.6 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

16.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

16.8 Effective Date. This effective date of this Agreement shall be June 20, 2018, or as otherwise determined by mutual agreement of the Parties.

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SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AEDAN FINANCIAL CORP.

By
Eric Fitzgerald, President

AEDAN, INC.

By
Eric Fitzgerald, President

Shareholders Signature(s)

Signature	Number of Common Stock Shares Held

	15,000	Eric Fitzgerald
Printed name

	5,000	Sammy Yu
Printed name

	3,750	Gong Songzhuo
Printed name

	625	Nick Alaniz
Printed name

	625	Gary Griffes
Printed name

Exhibit A

Aedan, Inc.

Shareholder Signature Page to

Acquisition Agreement

between Aedan Financial Corp. and Aedan, Inc.

By execution below, the undersigned Shareholders of Aedan Inc. acknowledge that each such Shareholder has read and consents to the Acquisition Agreement between Aedan Financial Corp. and Aedan, Inc. (the “Business Combination”). Each undersigned Shareholder acknowledges that pursuant to the Business Combination the Shareholders of Aedan, Inc. will become shareholders of Aedan Financial Corp. thereof with any resultant rights, obligations, debts or assets ascribed to such shareholders.

Signature		Number of Aedan, Inc. Common Stock Shares held	Total Number of Aedan Financial Corporation Common Stock Shares to be Issued

By:		15,000	29,000,000
	Printed name: Eric Fitzgerald

By:		5,000	4,000,000
	Printed name: Sammy Yu

By:		3,750	700,000
	Printed name: Gong Songzhuo

By:		625	100,000
	Printed name: Nick Alaniz

By:		625	100,000
	Printed name: Gary Griffes